UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 22, 2013

FOCUS GOLD CORPORATION

Delaware	000-52720	26-4205169
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification Number)

1365 N. Courtenay Parkway, Suite A
Merritt Island, FL 32953
(Registrant’s address, including zip code)

51033 N. 330th Avenue
Wickenberg, AZ 85390
(Registrant’s former address, if changed since last filing)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On October 21, 2013, Registrant entered into a Mutual Release and Settlement Agreement with our former CEO, Gordon F. Lee, pursuant to which Mr. Lee agreed to resign all positions with Registrant, to terminate and rescind all employment agreements, consulting agreements, options and warrants held by Mr. Lee or entered into between Mr. Lee and Registrant, to cancel and rescind the issuance of all common and preferred stock issued to Mr. Lee by Registrant after May 31, 2013, as well as to cancel and to rescind as of September 30, 2013, the consulting agreement between Registrant and Victoria Blackburn.  The rescission actions also include the consulting agreements entered into between Registrant and Mr. Lee’s companies, Carbon Energy Handling, Inc. and Gordon F. Lee Group, LLC. In exchange for the resignations and termination of the several agreements and the cancellation of all common and preferred shares issued to Mr. Lee after May 31, 2013 and all warrants and options issued to him, Registrant agreed to issue to Mr. Lee 100,000,000 shares of common stock.  The amounts previously contributed by Mr. Lee for the purchase of units from Registrant consisting of common stock and warrants, net of amounts paid in cash to Mr. Lee as compensation for employment and consulting services for himself and his related entities, will be allocated as part of the cost of the new shares to be issued, and any remaining value will be treated as compensation to Mr. Lee for his services.

Section 3  Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

Registrant has issued a total of 100,000,000 million shares of unregistered common stock to Gordon F. Lee on October 23, 2013 in consideration for subscriptions previously paid by Mr. Lee, the cancellation of all stock issued to Mt Lee after May 31, 2013, and as compensation for services performed by Mr. Lee. The shares were issued in a private transaction under Section 4(2) of the Securities Act of 1933.  As a result of the issuance of the shares, Mr. Lee holds approximately 58 percent of the issued and outstanding common stock of Registrant.

Section 5 – Corporate Governance and Management

ITEM 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)(1)

By letter dated October 22, 2013, Gordon F. Lee resigned as a director and officer of Registrant, effective immediately. In connection with Mr. Lee’s resignation:

(i)

The date of Mr. Lee’s resignation was October 22, 2013;

(ii)

At the time of his resignation, Mr. Lee was not a member of any committee of the Board of Directors as Registrant has not yet appointed any committees of the Board.

(iii)

Mr. Lee expressed no reasons for his resignation and did not express any disagreement with Registrant on any matter relating to Registrant’s operations, policies or practices as part of his resignation.

   (a)(2)

A copy of Mr. Lee’s letter of resignation is attached to this Current Report as Exhibit 17.

(a)(3)

A copy of this Current Report is being furnished to Mr. Lee simultaneously with the filing of the Report with the SEC, and Mr. Lee is being advised that he has the opportunity to provide Registrant as promptly as possible with a letter addressed to the Registrant stating whether he agrees with the statements made by Registrant in this Current Report, and, if not, stating the respects in which he does not agree.  In the event Mr. Lee furnishes Registrant with such a letter, Registrant will file the letter as an exhibit to an amendment to this Current Report within two business days of receipt of the letter.

(b)(1)

On October 21, 2013, Michael Gelmon, of Calgary, Canada, was appointed as an additional director of Registrant by the Board of Directors to fill an existing vacancy, effective immediately. On October 23, 2013, Mr. Gelmon was elected by the Board of Directors to serve as Chairman, President, Secretary and Chief Executive and Financial Officer.

Mr. Gelmon, 48, is an experienced CEO and Director of several publicly traded companies, including Novation Holdings, Inc. (NOHO), Adama Technologies, Inc. (ADAC), Crown City Pictures, Inc. (CCPI) and Solar Energy Initiatives, Inc. (SNRY) and has been involved in consulting and turnarounds or work outs for various public and private companies. As part of the work outs, he has been actively involved with management in cutting costs, increasing sales as well as compliance issues, including consulting and assisting investment groups in structuring and restructuring debt in several private and public companies; advising various investor and investment groups as lawyers conducting due diligence on target companies; and consulting and advising on management restructuring.

He is also founder and a partner of Gelmon Brothers Real Estate Consultants which has developed and consulted on commercial real estate developments in excess of $100 million; was a founder of Proteus Currency Fund, a Cayman Island based Hedge Fund involved in the Forex marketplace utilizing Dynex Corporation trading in Monaco and Jacobsen Asset Management in London; and, was a founding-shareholder, Director, as well as Head of Acquisitions and Real Estate, for Domino's Pizza of Canada Ltd., the Domino's Pizza Master Franchisor in Canada.  He was an integral part of the team that was responsible for turning around the Domino’s operations in Canada in the 1990s, growing the Domino's chain to 200 stores located in every region of Canada, with system-wide sales of approximately CAD $80,000,000 per annum.

Mr. Gelmon received his Law Degree from the University of London, King’s College.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)

Exhibits.

Number	Description
10	Mutual Release and Settlement Agreement with Gordon F. Lewis dated October 21, 2013
17	Resignation Letter of Gordon F. Lee dated October 22, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 24, 2013

Focus Gold Corporation

By: /s/ Michael Gelmon
Name: Michael Gelmon Title: Chairman of the Board and CEO